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                                                                    EXHIBIT 10.3

                              REINSURANCE AGREEMENT

                                     BETWEEN

                    COLUMBIA UNIVERSAL LIFE INSURANCE COMPANY

                                       AND

                         ALLSTATE LIFE INSURANCE COMPANY

                                    RECITALS

This Reinsurance Agreement dated June 1, 2004 ("Agreement"), is made and entered into by and between COLUMBIA UNIVERSAL LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Texas ("Ceding Company") and ALLSTATE LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Illinois ("Reinsurer").

WHEREAS, the Ceding Company and Reinsurer entered into that certain Reinsurance Agreement effective July 1, 2000 ("Modified Coinsurance Agreement"), whereby the Ceding Company ceded to Reinsurer 100% of net ceded liabilities arising under all life and health insurance policies and certificates assumed or issued by the Ceding Company.

WHEREAS, pursuant to that certain Amendment No. 1 to Reinsurance Agreement ("Amendment No. 1"), the parties terminated the Modified Coinsurance Agreement effective as of 11:59 p.m. on May 31, 2004, terminating Reinsurer's liability under the Modified Coinsurance Agreement.

WHEREAS, Ceding Company and Reinsurer desire to enter this Agreement, whereby Ceding Company will cede on a coinsurance basis 100% of any and all liabilities of the Ceding Company arising under all life and health insurance policies and certificates assumed or issued by the Ceding Company, except for certain excluded liabilities.

NOW THEREFORE, in consideration of the above stated premises and the promises and mutual agreements set forth below, the Ceding Company and the Reinsurer agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

Unless otherwise defined herein, as used in this Agreement the following terms shall have the

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meanings ascribed to them below:

A. "Annual Statement" shall mean the Ceding Company's Life and Accident and Health Companies Annual Statement for the General Account as filed with the Texas Insurance Department.

B.   "Code" shall mean the Internal Revenue Code of 1986, as amended.

C. "Effective Date" shall mean the effective date of this Agreement, which shall be 12:00 a.m. on June 1, 2004.

D.   "Excluded Liabilities" shall mean (i) Extra-Contractual Obligations, and
     (ii) liabilities ceded by Ceding Company under Third-Party Reinsurance Agreements.

E. "Extra-Contractual Obligations" shall mean all liabilities and obligations for consequential, extra-contractual, exemplary, punitive, special or similar damages or any other amounts due or alleged to be due (other than those arising under the express terms and conditions of the Policies) which arise from any real or alleged act, error or omission, whether or not intentional, in bad faith or otherwise, including without limitation, any act, error or omission relating to: (i) the marketing, underwriting, production, issuance, cancellation or administration of the Policies; (ii) the handling of claims or disputes in connection with the Policies; or
     (iii) the failure to pay or the delay in payment of benefits or claims, under or in connection with the Policies.

F. "Net Benefits" shall mean the actual amounts paid or incurred by the Ceding Company with respect to the Policies for all surrenders, withdrawals (full and partial), death benefits, annuitizations, payments on supplemental contracts, endowment benefits, disability benefits, and benefits under accident and health policies, net of Excluded Liabilities.

G. "Net Ceded Liabilities" shall mean any and all liabilities of the Ceding Company arising under the Policies, but shall not include Excluded Liabilities.

H. "Net Statutory Liabilities" shall have the meaning set forth in Article V of this Agreement.

I. "Policy or Policies" shall mean the insurance contracts defined in Exhibit A which are underwritten or reinsured by the Ceding Company. For the avoidance of doubt, "Policies" refers to all policies, certificates, and contracts which are in-force on the Effective Date or issued after the Effective Date, including (i) any supplemental agreements or benefits arising out of the Policies, (ii) policies, or portions thereof, recaptured by the Ceding Company under Third-Party Reinsurance Agreements, (iii) premium deposit funds and (iv) Policies reinsured by Ceding Company.

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J.   "Third-Party Reinsurance Agreements" shall mean any written reinsurance agreements under which Ceding Company has ceded liabilities with respect to the Policies, other than this Agreement.

                                   ARTICLE II
                              BASIS OF REINSURANCE

The Ceding Company agrees to cede and the Reinsurer agrees to accept Net Ceded Liabilities. The reinsurance provided hereunder shall be on a 100% coinsurance basis.

                                   ARTICLE III
                 LIABILITY OF REINSURER; COINSURANCE PROVISIONS

A. All of the Net Ceded Liabilities shall be reinsured pursuant to the terms of this Agreement as of the Effective Date.

B. The liability of the Reinsurer with respect to Policies in force on the Effective Date will begin on the Effective Date. The liability of the Reinsurer with respect to any application received or any contract issued after the Effective Date and reinsured hereunder will begin simultaneously with that of the Ceding Company. The Reinsurer's liability with respect to any Policy will terminate on the date the Ceding Company's liability on such contract terminates or the date this Agreement is terminated, whichever is earlier. However, termination of this Agreement will not terminate the Reinsurer's liability for Net Benefits prior to the date of termination. If any of the Policies are reduced or terminated by payment of a death benefit, withdrawal or surrender, the reinsurance will be reduced proportionately or terminated.

C. The reinsurance provided under this Agreement is subject to the same limitations and conditions as set forth in the Policies.

D. Ceding Company shall not make any changes after the Effective Date in the provisions and conditions of any Policy except with Reinsurer's prior written consent, including, but not limited to any changes to comply with any applicable law, rule or regulation.

E. Some of the Policies ceded under this Agreement provide that the Ceding Company may in its discretion, from time to time, as provided in the policy or contract, declare interest rates, cost of insurance rates, premium payments or other non-guaranteed elements that are or affect required premium payments or are used to determine policy or contract values. The Ceding Company agrees, while this Agreement is in effect, to set such discretionary interest rates, cost of insurance rates, premium rates or other non-guaranteed elements to be declared on the Policies and the effective dates thereof, only with Reinsurer's prior written approval. The Ceding Company and Reinsurer agree to fully

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     cooperate in obtaining any required regulatory approvals in connection with setting or changing such discretionary interest rates, cost of insurance rates, premium rates or other non-guaranteed elements.

F. Ceding Company shall not make any changes or modifications to any of the Policies, nor waive or exercise any of its rights under any of the Policies without the prior written consent of Reinsurer.

G. Conversions, exchanges, or replacements of Policies are not reinsured under this Agreement, unless agreed to in writing by Reinsurer.

                                   ARTICLE IV
                                     CLAIMS

A. Reinsurer shall not be liable to pay Ceding Company for any Extra-Contractual Obligations, except to the extent such liabilities or obligations arise directly from and are proximately caused by the gross negligence or willful acts or omissions of Reinsurer, its agents, contractors or employees in the performance of Reinsurer's duties and obligations under this Agreement or that certain Administrative Services Agreement dated June 1, 2004 by and between the Ceding Company and Reinsurer ("Administrative Services Agreement") whereby Ceding Company has engaged Reinsurer to service the Policies.

     In the event of a change in the amount of the Ceding Company's liability on a Policy due a misstatement of age or sex, the Reinsurer's liability will be changed proportionately.

B. In the event that the Administrative Services Agreement is terminated for any reason and is not replaced by another services agreement for the Policies between Ceding Company and Reinsurer or any of its affiliates or subsidiaries, the following subsections, shall then apply;

     1. The Ceding Company shall notify the Reinsurer, as soon as possible, whenever the Ceding Company has received a notice on any Policy reinsured under this Agreement.

     2. The Ceding Company shall promptly provide the Reinsurer with proper claim papers and proofs when requesting payment. The Reinsurer shall promptly pay its share of each claim in a lump sum. Reinsurer shall have the right to approve all claim payments, and any decision by Ceding Company to contest, compromise or litigate a claim shall be subject to Reinsurer's prior written approval.

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                                    ARTICLE V
                                RESERVE TRANSFERS

A. Within forty-five (45) days of the latter of the Effective Date or the date Ceding Company has received approval from all necessary regulatory authorities, ("Settlement Date"), assets consisting of policy loans, cash and investments, accrued investment income, and uncollected or deferred premiums net of unearned investment income, uncollected or deferred agents balances, and write in assets shall be transferred by Ceding Company to Reinsurer with a market value amount calculated as of the Effective Date equal to the net statutory liabilities for the Policies reinsured under this Agreement as calculated in (a) below, ("Net Statutory Liabilities"). Ceding Company shall also pay to Reinsurer interest on such amount at the rate specified in (b) below.

     (a)  Net Statutory Liabilities is determined as (1) plus (2) where:

          (1) equals "Total Liabilities" less "Miscellaneous Liabilities" less "Other Amounts Payable on Reinsurance" less "Interest Maintenance Reserve" less "Commissions to Agents Due or Accrued", as currently included respectively in Annual Statement page 3, Lines 28, 24.1 through 24.9, 9.3, 9.4, and 10, attributable to the Policies (or portion of such policies) ceded to Reinsurer under this Agreement. The applicable portion of these items will be calculated as of the Effective Date and will be based on the corresponding items from Ceding Company's Annual Statement.

          (2) equals the "Interest Maintenance Reserve" adjustment for current year's liability gains\losses released from the reserves resulting from this transaction.

     (b) Interest on the amount transferred shall accrue at the rate of four percent (4%) per annum, simple rate, beginning on the Effective Date and ending on the Settlement Date.

     Initially capitalized terms not otherwise defined herein used in subsection V.A.(a) are to the 2003 NAIC Statutory Statement. Appropriate adjustments will be made for changes, if any, in the NAIC Statutory Statement on or after the Effective Date.

                                   ARTICLE VI
                            SETTLEMENT AND REPORTING

  A. While this Agreement is in effect, Ceding Company shall pay to Reinsurer no less frequently than quarterly, with respect to eligible Policies, a reinsurance premium equal to (or the accounting equivalent of) the sum of Items (a) and (b) less (c) below.

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     (a)  Gross premiums (direct and reinsurance assumed) collected by Ceding
          Company during the settlement period.

     (b) Policy loan repayments collected by Ceding Company with respect to the Policies.

     (c) Gross premiums refunded by Ceding Company during the settlement period to policyholders.

  B. While this Agreement is in effect, Reinsurer shall pay to Ceding Company no less frequently than quarterly, a benefit and expense allowance equal to (or the accounting equivalent of) the sum of Items (a), (b), (c), (d), (e) and (f) below, as applicable for the period since the date of Reinsurer's last payment to Ceding Company

     (a) Net Benefits paid or incurred by Ceding Company with respect to the Policies.

     (b) Commissions and other sales compensation paid or incurred by Ceding Company with respect to the Policies.

     (c) Premium taxes paid or incurred by Ceding Company with respect to the Policies.

     (d) Policy loan distributions to policyholders paid or incurred by Ceding Company with respect to the Policies.

     (e) Net reinsurance premiums paid or incurred by Ceding Company to another reinsurer with respect to the Policies.

     (f) So long as Ceding Company and Reinsurer remain affiliates, general insurance expenses and insurance taxes, licenses and fees excluding income taxes (Annual Statement Page 4 Lines 23 and 24) paid or incurred by Ceding Company with respect to the Policies shall be paid by Reinsurer to Ceding Company.

  C. Ceding Company will provide Reinsurer with accounting reports on a time schedule determined by Reinsurer, which schedule shall be no less frequently than quarterly within fifteen (15) days following the end of each calendar quarter. These reports will contain sufficient information about the Policies to enable the reinsurer to prepare its quarterly and annual financial reports.

  D. Settlements as set out in Article VI, Paragraphs 1 and 2 will occur on a time schedule determined by Reinsurer, which schedule shall be no less frequently than quarterly within sixty (60) days following the end of each calendar quarter.

  E. In the event the Administrative Services Agreement is terminated for any reason and is not replaced by another services agreement for the Policies between Ceding Company and

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     Reinsurer or any of its affiliates or subsidiaries, then subsections A.
     through D. above shall be of no force and effect and this subsection E. shall apply in lieu thereof.

     1. Reinsurance premiums are payable monthly in arrears. The Ceding Company shall calculate the amount of reinsurance premium due within 45 days after the end of each month, and shall send the Reinsurer a statement showing premiums, expense allowances, claims, reserves and other information for the applicable month as requested by Reinsurer.

     2. If an amount is due the Reinsurer, the Ceding Company shall pay that amount together with the statement. If Ceding Company fails to pay the amount due within 45 days after the close of the month ("Premium Due Date"), then interest shall accrue on the amount due beginning on the day following the Premium Due Date up to and including the day such premium payment is paid by the Ceding Company. The rate of interest charged per month shall be the greater of: (i) the 30 Day Treasury Bill rate as published in the Money Rate Section or any successor section of the Wall Street Journal on the fist business day following the Premium Due Date, or (ii) 4% per annum.

         The payment of reinsurance premium is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within 60 days after the Premium Due Date, the Reinsurer shall have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears, with 30 days prior written notice.

         If all reinsurance premiums in arrears, including any that become in arrears during the 30 day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those Policies as of the last date to which premiums have been paid for each Policy. Reinsurance on Policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each Policy, unless reinsurance premiums on those Policies are paid on or before their respective Premium Due Dates.

         Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within 45 days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance shall not prejudice the Reinsurer's right to collect premiums for the period during which reinsurance was in force prior to the expiration of the 30 days notice.

     3. If an amount is due the Ceding Company, the Reinsurer shall remit such amount within 60 days of receipt of the statement. If the Reinsurer fails to pay the amount due within the 60 day period, then interest shall accrue from the day following the end of the 60 day period up to and including the day the Reinsurer pays the amount due. Interest shall be at the rate described in paragraph E.2. above.

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                                   ARTICLE VII
                                   TAX MATTERS

     With respect to this Agreement, the Ceding Company and the Reinsurer hereby make the election as set forth in Exhibit B and as provided for in section 1.848-2(g)(8) of the Treasury Regulations. Each of the parties hereto agrees to take such further actions as may be necessary to ensure the effectiveness of such election.

                                  ARTICLE VIII
                                 RESERVE CREDIT

The Reinsurer shall, to the extent necessary, together with all its subsequent retrocessionaires, establish adequate net reserves, and shall agree in good faith to take any other steps necessary, pursuant to the requirements of Texas or any other state or jurisdiction in which the Ceding Company is licensed or accredited as of the Effective Date, for the Ceding Company to take statutory credit for reinsurance ceded to an unadmitted, unauthorized or unaccredited reinsurer, up to the full amount of the reserve that the Ceding Company would have established for the Policies if it had retained the Policies.

                                   ARTICLE IX
                                   OVERSIGHTS

The Reinsurer shall be bound as the Ceding Company is bound, and it is expressly understood and agreed that if failure to reinsure or failure to comply with any terms of this Agreement is shown to be unintentional and the result of misunderstanding or oversight on the part of either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer shall be restored to the positions they would have occupied had such error or oversight not occurred.

                                    ARTICLE X
                              INSPECTION OF RECORDS

Either party, their respective employees or authorized representatives, may audit, inspect and examine, during regular business hours, at the home office of either party, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the Policies covered under this Agreement. The audited party agrees to provide a reasonable workspace for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The party performing a routine audit shall provide five (5) working days advance notice to the other party. The expense of the

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respective party's employee(s) or authorized representative(s) engaged in such activities will be borne solely by such party.

                                   ARTICLE XI
                                   INSOLVENCY

A. The portion of any risk or obligation assumed by the Reinsurer, when such portion is ascertained, shall be payable on demand of the Ceding Company at the same time as the Ceding Company shall pay its net retained portion of such risk or obligation, and the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Policies without diminution because of the insolvency of the Ceding Company. In the event of the insolvency of the Ceding Company and the appointment of a conservator, liquidator or statutory successor of the Ceding Company, such portion shall be payable to such conservator, liquidator or statutory successor immediately upon demand, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or, by any conservator, liquidator or statutory successor of the Ceding Company having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims. Payments by the Reinsurer as above set forth shall be made directly to the Ceding Company or its conservator, liquidator or statutory successor.

B. Further, in the event of the insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the insolvent Ceding Company shall give written notice to the Reinsurer of the pendency of any obligation of the insolvent Ceding Company on any Net Ceded Liability, whereupon the Reinsurer may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

C. In the event of the Reinsurer's insolvency, any payments due the Reinsurer from the Ceding Company pursuant to the terms of this Agreement will be made directly to the Reinsurer or its conservator, liquidator, receiver or statutory successor.

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                                   ARTICLE XII
                                   ARBITRATION

A. Prior to initiation of arbitration, the Reinsurer and Ceding Company agree that they will first negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any dispute. Provided, however that if any such dispute cannot be resolved within sixty (60) days (or such longer period as the parties may agree) after written notice invoking the negotiation period of this article is delivered by either party, the Reinsurer and the Ceding Company agree that they will submit this dispute to arbitration as described below.

B. The Reinsurer and the Ceding Company intend that any and all disputes between them under or with respect to this Agreement be resolved without resort to any litigation. As a condition precedent to any right of action hereunder, any dispute or difference between the Ceding Company and the Reinsurer relating to the interpretation or performance of this Agreement, including its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to arbitration. Arbitration shall be the method of dispute resolution, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from arbitration proceeding by applicable state law of the insolvency.

C. Arbitration shall be initiated by the delivery of written notice of demand for arbitration ("Arbitration Notice") by one party to another. Such written notice shall contain a brief statement of the issue(s), remedies sought, and the failure of the parties to reach amicable agreement as provided in Paragraph A above.

D. The arbitrators and umpire shall be present or former disinterested officers of life reinsurance or insurance companies other than the two parties to the Agreement or any company owned by, or affiliated with, either party. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint the umpire. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after delivery of the Arbitration Notice, the other party may appoint the second arbitrator. If the two arbitrators do not agree on an umpire within thirty (30) days of the appointment of the second appointed arbitrator, each of the two arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The umpire shall be chosen from the remaining two nominations by drawing lots.

E. The arbitration hearings shall be held in the city in which the Reinsurer's head office is located or any such other place as may be mutually agreed. Each party shall submit its case to the arbitrators and umpire within one hundred and eighty (180) days of the selection of the umpire or within such longer period as may be agreed.

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F.   The arbitration panel shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The arbitration panel shall interpret this Agreement as an honorable engagement; they are relieved of all judicial formalities and may abstain from following strict rules of law. The arbitration panel shall be solely responsible for determining what evidence shall be considered and what procedure they deem appropriate and necessary in the gathering of such facts or data to decide the dispute.

G. The decision in writing of the majority of the arbitration panel shall be final and binding upon the parties. Judgment may be entered upon the final decision of the arbitration panel in any court having jurisdiction.

H. The jointly incurred costs of the arbitration are to be borne equally by both parties. Jointly incurred costs are specifically defined as any costs that are not solely incurred by one of the parties (e.g., attorneys' fees, expert witness fees, travel to the hearing site, etc.). Costs incurred solely by one of the parties shall be borne by that party. Once the panel has been selected, the panel shall agree on one billable rate for each of the arbitrators and umpire and that sole cost shall be disclosed to the parties and become payable as a jointly incurred cost as described above.

                                  ARTICLE XIII
                              PARTIES TO AGREEMENT

This Agreement is solely between the Ceding Company and the Reinsurer. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the Reinsurer and any party in interest under any Policy. Ceding Company shall be and remain solely liable to any insured, contract owner, or beneficiary under any contract reinsured hereunder.

                                   ARTICLE XIV
                      DURATION OF AGREEMENT AND TERMINATION

A. DURATION. This agreement will be effective as of the Effective Date, and will be unlimited as to its duration. This Agreement may not be terminated by either party except as provided for in Article VI.

B. TERMINATION FOR NEW BUSINESS. This agreement will be terminated for new business as of the Effective Date.

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                                   ARTICLE XV
                               GENERAL PROVISIONS

A. ENTIRE AGREEMENT. This Agreement constitutes the entire contract between the Reinsurer and the Ceding Company with respect to the Policies. No variation, modification or changes to this Agreement shall be binding unless in writing and signed by an officer of each party.

B. NOTICES. Any notice or communication given pursuant to this Agreement must be in writing and (1) delivered personally, (2) sent by facsimile transmission, (3) delivered by overnight express, or (4) sent by registered or certified mail, postage prepaid, to such address or addresses each party may designate from time to time for receipt of notices or communications. The initial notice addresses are as follows:

     If to the Reinsurer:           Allstate Life Insurance Company
                                    3100 Sanders Road, Suite M5A
                                    Northbrook, Illinois 60062-7154
                                    Attention: Steve Shebik,
                                    Senior Vice President and
                                    Chief Financial Officer
                                    Facsimile No.: (847) 326-5054

     If to the Ceding Company:      Columbia Universal Life Insurance Company
                                    3100 Sanders Road
                                    Northbrook, Illinois 60062-7154
                                    Attention: Errol Cramer, Appointed Actuary
                                    Facsimile No.: (847) 402-7376

     All notices and other communications required or permitted under the terms of this Agreement that are addressed pursuant to this Article XV shall: (1) if delivered personally or by overnight express, be deemed given upon delivery; (2) if delivered by facsimile transmission, be deemed given when electronically confirmed; and (3) if sent by registered or certified mail, be deemed given when received.

C. EXPENSES. Except as may be otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

D. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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E.   NO THIRD PARTY BENEFICIARY. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, and no such rights shall be conferred upon any person or entity not a party to this Agreement.

F. AMENDMENT. This Agreement may only be amended or modified by a written instrument executed by both parties hereto.

G. ASSIGNMENT; BIND EFFECT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any such assignment that is attempted without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

H. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the parties hereto under this Agreement will not be materially and adversely affected thereby, (1) such provision shall be fully severable; (2) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (3) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

I. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

J. WAIVER. Any term or condition of this Agreement may be waived in writing at any time by the party that is entitled to the benefit thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under the terms of this Agreement, or by law or otherwise afforded, shall be cumulative and not alternative, except as otherwise provided by law.

K. HEADINGS, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (1) words using the singular or plural number also include the plural or singular number, respectively; (2) the terms "HEREOF," "HEREIN," "HEREBY," "HERETO," "HEREUNDER," and derivative or similar words refer to this entire Agreement (including the exhibits hereto); (3) the term "ARTICLE" refers to the specified Article of this Agreement; (d) the term "EXHIBIT" refers to the specified Exhibit attached to this Agreement; and (e) the term "PARTY" means, on the one

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     hand, the Ceding Company, and on the other hand, the Reinsurer.

L. OFFSET. Any debits or credits incurred after the Effective Date in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off against each other dollar for dollar.

M. COMPLIANCE WITH LAWS. The parties hereto shall at all times comply with all applicable laws in performing their obligations under this Agreement.

N. SURVIVAL. All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights or obligations hereunder existing at the time of termination.

O. CALENDAR DAYS. Unless otherwise specified, all references to "day" in this Agreement shall mean calendar days.


IN WITNESS HEREOF, the parties to this Agreement have caused it to be duly executed in duplicate by their respective officers on the dates shown below.

ALLSTATE LIFE INSURANCE COMPANY

By:                /s/
   ---------------------------------------

Name: Samuel H. Pilch
     -------------------------------------

Title: Group Vice President and Controller
      ------------------------------------

Date:    July 27, 2004
      ------------------------------------


COLUMBIA UNIVERSAL LIFE INSURANCE COMPANY

By:                /s/
     -------------------------------------

Name: James P. Zils
      ------------------------------------

Title: Treasurer
      ------------------------------------

Date:    July 27, 2004
      ------------------------------------

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



                                    EXHIBIT A

                        ELIGIBLE AND INELIGIBLE POLICIES

     Policies eligible for reinsurance under this Agreement are defined as all life and health insurance policies and certificates assumed, issued, or reinsured by the Ceding Company prior to June 1, 2004. For the avoidance of doubt, this Agreement is intended to include all policies, certificates, and contracts assumed, issued, or reinsured by the Ceding Company, expressly excluding any policies covered under that certain Reinsurance Agreement between the parties effective June 30, 2000 as amended by an Amended and Restated Reinsurance Agreement dated June 1, 2004, under which Ceding Company's annuity and supplementary business is reinsured on a 100% coinsurance basis.

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

                                    EXHIBIT B
                                  TAX ELECTION

The Ceding Company and the Reinsurer hereby make an election pursuant to Treasury Regulations Section 1.848-2(g)(8). This election shall be effective for the tax year during which the Effective Date falls and all subsequent taxable years for which this Agreement remains in effect. Unless otherwise indicated, the terms used in this Exhibit are defined by reference to Treasury Regulations
Section 1.848-2 as in effect on the date hereof. As used below, the term "PARTY" or "PARTIES" shall refer to the Ceding Company or the Reinsurer, or both, as appropriate.

1. The party with the Net Positive Consideration (as defined in Section 848 of the Code and related Treasury Regulations) with respect to the transactions contemplated under this Agreement for any taxable year covered by this election will capitalize specified policy acquisition expenses with respect to such transactions without regard to the general deductions limitation of
     Section 848(c)(1) of the Code.

2. The parties agree to exchange information pertaining to the amount of Net Consideration (as defined in Section 848 of the Code and related Treasury Regulations) under this Agreement each year to ensure consistency or as is otherwise required by the Internal Revenue Service. The exchange of information each year will follow the procedures set forth below:

     (a) By April 1 of each year, the Ceding Company will submit a schedule to the Reinsurer of its calculation of the Net Consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an authorized representative of the Ceding Company stating the amount of the Net Consideration the Ceding Company will report in its tax return for the preceding calendar year.

     (b) Within thirty (30) days of the Reinsurer's receipt of the Ceding Company's calculation, the Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing. If the Reinsurer does not notify the Ceding Company that it contests such calculation within said 30-day period, the calculation will be presumed correct and the Reinsurer shall also report the Net Consideration as determined by the Ceding Company in the Reinsurer's tax return for the preceding calendar year.

     (c) If the Reinsurer provides an alternative calculation of the Net Consideration pursuant to clause (b), the parties will act in good faith to reach an agreement as to the correct amount of Net Consideration within thirty (30) days of the date the Ceding Company receives the alternative calculation from the Reinsurer. When the Ceding Company and the Reinsurer reach agreement on an amount of Net Consideration, each party shall report the applicable amount in their respective tax returns for the preceding calendar year.

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